Exhibit 10.17

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant customarily and actually treats as private or confidential.

March 1, 2023 – updated March 2, 2023

Via PDF Email to Vijay Chiruvolo [***]

Dear Vijay:

It is my pleasure to extend to you this offer of employment with Turnstone Biologics Corp. (“Turnstone” or the “Company”). We are enthusiastic about the prospect of you joining our company! The specifics of our offer to you are as follows:

1.

You will be employed on a full-time interim basis as the Chief Technology Officer, reporting to Sammy Farah in the Company’s San Diego, CA office. You will be expected to devote your full time, attention and efforts to the business of the Company.

2.

Your start date will be March 13, 2023 or such other date as we mutually agree (“Start Date”). Your role as interim CTO is anticipated to last for a term of six (6) months (“Initial Term”). After the Initial Term, if mutually agreeable, your role will transition to that of Chief Technology Officer (no longer interim).

3.

Your base salary will be at the annual rate of $420,000.00 USD, less applicable taxes and withholdings, which shall be paid on a bi-monthly basis in accordance with our regular payroll schedule. You are also be eligible for an annual conditional performance bonus of 35%, less applicable taxes and withholdings, based upon a combination of individual and Company performance. You must be actively employed as of the pay-out date of any bonus in order to earn and be eligible to receive it.

4.

You will be paid a one-time Housing Allowance in the amount of $20,000 (less applicable taxes and withholdings) to be paid on the first regular payroll date following the Start Date (the “Housing Allowance”).

5.

You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under and subject to all provisions of the plan documents governing those programs. Please note that the Company reserves the right at any time to amend benefits, and/or to switch to a different benefit carrier or plan, and you will not have any right to compensation as a consequence. If you need details about current benefits before accepting this offer, please contact [***]

6.

You will also be eligible for 20 days of vacation time per calendar year, which shall accrue on a pro-rata basis and be used in accordance with the Company’s regular policies. You are also entitled to all applicable public holidays in the United States.

7.	You will be eligible for paid sick time in accordance with applicable local laws.

8.

Subject to the approval of the Board of Directors of the Company, the Company will grant to you 1,408,499 incentive stock options (the “Options”) for the purchase of common stock of the Company, at a price to be determined by the Board of Directors. The Options shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the applicable Company stock option plan and in a separate option agreement that shall be executed by you and the Company to evidence the grant of the Options. A copy of the current Equity Plan will be provided to you on your Start Date but if you wish to review it before accepting this offer, a copy will be provided on request.

9.

As a condition of employment, you will be required to execute the enclosed Nondisclosure and Assignment of Inventions Agreement. This Agreement forms part of the terms of your employment, and many of its obligations survive and remain in effect if you leave Turnstone for any reason whatsoever. Because we understand the importance of protecting confidential information and proprietary property, we expect and direct you to honor any confidentiality and ownership of inventions/proprietary property obligations that you owe to your former employer(s) or other third parties.

10.

As a condition of employment, you will be required to abide by all Company policies and procedures that shall be in effect from time to time, because we are an early stage company, rules and policies are a work in progress. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once you are advised of the changes and they come into effect.

11.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

12.	You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act.

13.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit for the duration of or beyond the end of your employment with the Company. This letter supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment. If the Company opts to end the employment relationship during the Initial Term, you and the Company agree that Severance Benefits nor a 2023 Conditional Annual Bonus Payment will apply.

14.

While working for Turnstone, of course you may participate in business associations, charitable organizations or other similar organizations, subject to the reasonable object of Turnstone and provided that it does not interfere with the proper discharge of your duties to Turnstone. For greater clarity, we confirm that, during the Initial Term, you may consult for other organizations, who do not compete with any business in which the Company is engaging or in which the Company plans to engage, for no more than 20 hours per month.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below, as well as the enclosed Nondisclosure, Assignment of Inventions and Noncompetition Agreement. Please return both documents to [***] by 5:00 pm (EDT) March 6, 2023. After that date, this offer of employment will expire.

If you have any questions or need additional information, please do not hesitate to contact me. On behalf of the entire Turnstone team, we look forward to your acceptance and to you joining us.

Sincerely Yours,

/s/ Christine Blodgett
Christine Blodgett
Vice President, Human Resources
Turnstone Biologics Corp.

The foregoing correctly sets forth the terms of my employment with Turnstone. I am not relying on any representations other than as set out above.

/s/ Vijay Chiruvolo	Date:	05-Mar-2023
Vijay Chiruvolo

Enclosures:

Nondisclosure and Assignment of Inventions Agreement

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